Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NEPTUNE INSURANCE HOLDINGS INC.

The undersigned, Trevor Burgess, hereby certifies that:

1. The undersigned is the duly elected and acting Chief Executive Officer of Neptune Insurance Holdings Inc., a Delaware corporation (the “Corporation”).

2. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 20, 2025. The Amended and Restated Certificate of Incorporation of the Corporation was originally filed with the Secretary of State on April 10, 2025.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

4. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

5. Upon this Certificate of Amendment becoming effective, the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

ARTICLE IV, Part (A) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“(A) Effective immediately upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) with the Delaware Secretary of State (the “Effective Time”), and without further action on the part of the Corporation or any of the holders of the Corporation’s capital stock, the following shall occur: (i) each one (1) share of the Corporation’s common stock, $0.00001 par value per share, that is issued and outstanding (the “Old Common Stock”) shall automatically convert and reconstitute into ten (10) fully paid and nonassessable shares of common stock, $0.00001 par value per share, of the Corporation, and (ii) each one (1) share of the Corporation’s preferred stock, $0.00001 par value per share, that is issued and outstanding (the “Old Preferred Stock” and together with the Old Common Stock, the “Old Stock”) shall automatically convert and reconstitute into ten (10) fully paid and nonassessable shares of preferred stock, $0.00001 par value per share, of the Corporation. The conversion and reconstitution described in the foregoing clauses (i)-(ii) referred to herein collectively as the “Stock Split”. No fractional shares will be issued in connection with the Stock Split effected by the preceding sentence. From and after the Effective Time, any stock certificates that, immediately prior to the Effective Time, represented the shares of Old Stock, if any, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of common stock or preferred stock, as applicable, into which such Old Stock has been converted in the Stock Split pursuant to this Certificate of Amendment.

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 154,300,000 shares of common stock, par value $0.00001 per share (“Common Stock”) and (ii) 41,850,000 shares of preferred stock, par value $0.00001 per share. The following is a statement of the designations and the powers, preferences and special rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.”

ARTICLE IV, Part (C), Section 1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“(C) PREFERRED STOCK

1. General. 41,850,000 shares of preferred stock of the Corporation shall constitute a series of preferred stock designated as Cumulative Convertible Participating Preferred Stock (the “Preferred Stock”).”

The definition of “Original Issue Price” set forth in ARTICLE IV, Part (C), Section 3 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“‘Original Issue Price’ means, with respect to each share of Preferred Stock, $5.49544724 per share.”

6. This Certificate of Amendment shall become effective immediately upon the filing of this Certificate of Amendment with the Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 8th day of September, 2025.

NEPTUNE INSURANCE HOLDINGS INC.

By:	/s/ Trevor Burgess
Trevor Burgess
Chief Executive Officer